Exhibit 21

GREATER BAY BANCORP

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED 12/31/06

SUBISDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Direct Subsidiaries:
ABD Insurance & Financial Services	California
Greater Bay Bank, National Association*	United States
GBB Capital II	Delaware
GBB Capital III	Delaware
GBB Capital IV	Delaware
GBB Capital VI	Delaware
GBB Capital VII	Delaware
GBB Capital VIII	Delaware

Indirect Subsidiaries:
ABD Financial Services, Inc.	Colorado
Lucini/Parish Insurance Inc.	Nevada
CNB Investment Trust I	Maryland
CNB Investment Trust II	Maryland
Epic Funding Corporation	California
Mid- Peninsula Capital LLC	California

*Greater	Bay Bank, National Association conducts business under the following names:

Bank of Petaluma	Greater Bay Trust Company
Bay Area Bank	Matsco
Coast Commercial Bank	Greater Bay Business Funding
Golden Gate Bank	Venture Banking Group
Mid-Peninsula Bank	Greater Bay Capital
Mt. Diablo National Bank	CAPCO
Peninsula Bank of Commerce